99¢ ONLY STORES® ANNOUNCES FINANCIAL RESULTS FOR THE FIRST QUARTER FISCAL 2008 ENDED JUNE 30, 2007

CITY OF COMMERCE, CA – August 9, 2007 - 99¢ Only Stores® (NYSE:NDN) (the “Company”) today announced its financial results for the first quarter fiscal 2008 ended June 30, 2007.  The Company is filing its Form 10-Q for the first quarter ended June 30, 2007 concurrently with the distribution of this release.

The Company reports for the quarter ended June 30, 2007 diluted earnings per share of $0.04 on net income of $3.0 million, compared to same quarter 2006 diluted earnings per share of $0.03 on net income of $1.9 million.  The increase in net income was primarily due to increased sales and continued improvements in gross margin and a discrete tax benefit, which was partially offset by increases in SG&A expense.

As previously reported, total sales for the quarter ended June 30, 2007 were $293.0 million.  This represents an increase of 11.1% over total sales of $263.6 million for the same quarter last year.  Retail sales for the quarter ended June 30, 2007 were $282.9 million, up 11.4% from retail sales of $254.0 million for the same quarter last year.  The Company's same-store-sales for the first quarter ended June 30, 2007 increased 5.2% versus the same quarter last year. For this period, the number of overall same-store-sales transactions increased by 2.8% and the average transaction size increased by 2.3%, from $9.26 to $9.48.  Bargain Wholesale sales for the quarter ended June 30, 2007 were $10.1 million compared to $9.6 million in the same quarter last year, a 5.3% increase.

Eric Schiffer, CEO, said, "Although we are reporting a slight increase in our quarter-over-quarter earnings for the third quarter in a row, we are not satisfied with these slight improvements, and we are working towards significant reductions over the long term in our operating costs as a percentage of sales as we continue to grow.  We have made progress in sales effectiveness with seven consecutive quarters of increasing comparable store sales.  Additionally, we improved our gross margin for the last three quarters in a row.  We intend to keep our focus on cost reductions, effectively getting the right product on the shelf at the right time by improving merchandise flow and enhancing our labor productivity in all areas of operations.  We are also moving forward on short and long term projects intended to streamline Sarbanes-Oxley compliance and improve inventory management.  Reducing SG&A as a percentage of sales is a key goal for the second half of fiscal 2008.”

“Today was a milestone date for our Company as we observed the 25th anniversary of the first 99¢ Only Stores. To celebrate 25 years of never selling anything for over 99¢, Apple iPhones were sold for only 99¢ to the first 9 customers at our first store located in Westchester, California! The TV networks were on hand to capture this special event. Additionally, 99¢ Only Stores will be featured on the popular HGTV’s Design Star TV show this Sunday August 12th at 9 p.m. EST.”

“We look forward to discussing the results reported in our first quarter Form 10-Q during our conference call tomorrow morning.”

CONFERENCE CALL DETAILS

The Company’s conference call to discuss these financial results is scheduled for 8 a.m. Pacific Time, Friday, August 10, 2007.  If you would like to participate in the Company’s conference call, please phone the Link conference call operator at 1-206-315-1857 (U.S. and Canada) about nine minutes before the call is scheduled to begin and hold for an operator to assist you.  Please inform the operator that you are calling in for 99¢ Only Stores’ First Quarter Fiscal 2008 Earnings Release conference call, and be prepared to provide the operator with your name, company name, and position if requested.  A digital playback of the call will be made available about twenty-four to forty-eight hours after completion of the call and will remain available for seven days after the call.  To access the digital playback, please go to the following link to register.

■	Digital Playback Link: http://reg.linkconferencecall.com/DigitalPlayback/DigitalPlaybackRegistration.aspx?recid=5673

A copy of this press release and any other financial and statistical information about the period to be presented in the conference call will be available prior to the call at the section of the Company’s website entitled “Investor Relations” at www.99only.com.

EXCERPTED INFORMATION FROM THE 10-Q FOR THE QUARTER ENDED JUNE 30, 2007

99¢ ONLY STORES
CONSOLIDATED BALANCE SHEETS
(Amounts In Thousands, Except Share Data)

ASSETS

	June 30,	March 31,
	2007	2007
	(Unaudited)
CURRENT ASSETS:
Cash	$995	$983
Short-term investments	119,052	117,013
Accounts receivable, net of allowance for doubtful accounts of $221 and $252 as of June 30, 2007 and March 31, 2007, respectively	1,950	2,687
Income taxes receivable	3,443	2,784
Deferred income taxes	28,343	28,343
Inventories	171,655	152,793
Other	11,181	8,931
Total current assets	336,619	313,534
PROPERTY AND EQUIPMENT, at cost:
Land	65,692	65,916
Buildings	87,434	87,528
Building improvements	43,437	41,935
Leasehold improvements	128,181	125,021
Fixtures and equipment	98,755	98,710
Transportation equipment	2,154	2,129
Construction in progress	20,740	15,691
Total property and equipment	446,393	436,930
Accumulated depreciation and amortization	(171,533)	(163,364)
Total net property and equipment	274,860	273,566

OTHER ASSETS:
Long-term deferred income taxes	17,760	17,760
Long-term investments in marketable securities	17,300	23,873
Deposits and other assets	13,932	14,402
Total other assets	48,992	56,035
TOTAL ASSETS	$660,471	$643,135

99¢ ONLY STORES
CONSOLIDATED BALANCE SHEETS
(Amounts In Thousands, Except Share Data)

LIABILITIES AND SHAREHOLDERS' EQUITY

	June 30,	March 31,
	2007	2007
	(Unaudited)
CURRENT LIABILITIES:
Accounts payable	$42,062	$28,934
Accrued expenses:
Payroll and payroll-related	9,187	9,361
Sales tax	3,078	4,519
Other	18,132	17,275
Workers’ compensation	43,187	43,487
Current portion of capital lease obligation	56	55
Construction loan, current	7,318	13
Total current liabilities	123,020	103,644

LONG-TERM LIABILITIES:
Deferred rent	8,382	8,320
Deferred compensation liability	4,275	4,014
Capital lease obligation, net of current portion	629	644
Construction loan, non-current	-	7,286
Total long-term liabilities	13,286	20,264

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY:
Preferred stock, no par value
Authorized - 1,000,000 shares
Issued and outstanding - none	-	-
Common stock, no par value
Authorized - 200,000,000 shares
Issued and outstanding 70,028,540 shares at June 30, 2007 and 69,941,719 shares at March 31, 2007	225,510	223,414
Retained earnings	298,549	295,585
Other comprehensive income	106	228
Total shareholders’ equity	524,165	519,227
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$660,471	$643,135

99¢ ONLY STORES
CONSOLIDATED STATEMENTS OF INCOME

(Amounts In Thousands, Except Per Share Data)

	Three Months Ended June 30,
	2007	2006
	(Unaudited)
NET SALES:
99¢ Only Stores	$282,857	$254,001
Bargain Wholesale	10,119	9,613
Total sales	292,976	263,614
COST OF SALES (excluding depreciation and amortization expense shown separately below)	178,863	163,724
Gross profit	114,113	99,890
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES:
Operating expenses	105,302	91,707
Depreciation and amortization	8,207	8,042
Total selling, general and administrative expenses	113,509	99,749
Operating income	604	141
OTHER (INCOME) EXPENSE:
Interest income	(2,008)	(2,144)
Interest expense	175	151
Other	(23)	(51)
Total other income	(1,856)	(2,044)

Income before provision for income taxes	2,460	2,185
Provision (benefit) for income taxes	(504)	328
NET INCOME	$2,964	$1,857

EARNINGS PER COMMON SHARE:
Basic	$0.04	$0.03
Diluted	$0.04	$0.03

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	69,999	69,684
Diluted	70,260	69,877

99¢ ONLY STORES
CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in Thousands)

	Three Months Ended June 30,
	2007	2006
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$2,964	$1,857
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,207	8,042
Gain on disposal of fixed assets	-	(608)
Excess tax benefit from share-based payment arrangements	(130)	(583)
Stock-based compensation expense	1,280	1,060
Tax benefit from exercise of non qualified employee stock options	269	928
Changes in assets and liabilities associated with operating activities:
Accounts receivable	737	1,082
Inventories	(18,514)	(2,611)
Other assets	(1,880)	(609)
Deposits	9	(16)
Accounts payable	13,128	391
Accrued expenses	(2,298)	2,077
Accrued workers’ compensation	(300)	(755)
Income taxes	(659)	(632)
Deferred rent	62	(384)
Net cash provided by operating activities	2,875	9,239
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(7,886)	(5,288)
Purchase of investments	(46,111)	(36,863)
Sale and maturity of available for sale securities	50,452	35,785
Net cash used in investing activities	(3,545)	(6,366)
CASH FLOWS FROM FINANCING ACTIVITIES:
Payments of capital lease obligation	(14)	(35)
Proceeds from exercise of stock options	547	1,302
Proceeds from the consolidation of construction loan	19	1,032
Excess tax benefit from share-based payment arrangements	130	583
Net cash provided by financing activities	682	2,882
NET INCREASE IN CASH	12	5,755
CASH, beginning of the period	983	4,958
CASH, end of the period	$995	$10,713

The following is a description of management’s analysis of the Company’s financial condition and results of operations for the three months ended June 30, 2007.

Three Months Ended June 30, 2007 Compared to Three Months Ended June 30, 2006

Net Sales: Net sales increased $29.4 million, or 11.1%, to $293.0 million for the three months ended June 30, 2007 compared to $263.6 million for the three months ended June 30, 2006. Retail sales increased $28.9 million, or 11.4%, to $282.9 million for the three months ended June 30, 2007 compared to $254.0 million for the three months ended June 30, 2006. The full quarter effect of 19 stores opened in fiscal 2007 increased sales by $15.7 million for the three months ended June 30, 2007 and the effect of two new stores opened in the first three months of fiscal 2008 increased retail sales by $0.3 million. In addition, same-store-sales were up 5.2% for the three months ended June 30, 2007 compared to the three months ended June 30, 2006, due to a 2.8% increase in transaction counts, as well as a 2.3% increase in average ticket size to $9.48 from $9.26 primarily driven by increased produce sales.  Bargain Wholesale net sales increased $0.5 million, or 5.3%, to $10.1 million for the three months ended June 30, 2007 compared to $9.6 million for the three months ended June 30, 2006, primarily due to new customer sales.

Gross Profit: Gross profit increased $14.2 million, or 14.2%, to $114.1 million for the three months ended June 30, 2007 compared to $99.9 million for the three months ended June 30, 2006.  As a percentage of net sales, overall gross margin increased to 38.9% for the three months ended June 30, 2007 compared to 37.9% for the three months ended June 30, 2006. As a percentage of retail sales, retail gross margin increased to 39.6% for the three months ended June 30, 2007 compared to 38.6% for the three months ended June 30, 2006.  The increase in gross profit was partially due to a reduction of spoilage/shrink to 2.7% in the three months ended June 30, 2007 from 3.4% of total sales in the three months ended June 30, 2006.  In addition, the increase in gross profit was due to a decrease in cost of products sold to 57.7% for the three months ended June 30, 2007 compared to 58.3% for the three months ended June 30, 2006, due to product cost changes.  These decreases were partially offset by a smaller reduction in excess and obsolete inventory reserves of 0.1% of retail sales during the three months ended June 30, 2007 compared to a reduction of 0.5% for three months ended June 30, 2006. The remaining change was made up of increases and decreases in other less significant items included in cost of sales. Bargain Wholesale gross margin increased to 21.0% for the three months ended June 30, 2007 compared to 19.5% for the three months ended June 30, 2006 primarily due to product cost changes.

Operating Expenses:  Operating expenses increased by $13.6 million, or 14.8%, to $105.3 million for the three months ended June 30, 2007 compared to $91.7 million for the three months ended June 30, 2006.  As a percentage of net sales, operating expenses increased to 35.9% for the three months ended June 30, 2007 from 34.8% for the three months ended June 30, 2006. Retail operating expenses increased $9.5 million for the three months ended June 30, 2007 compared to the three months ended June 30, 2006, primarily as a result of an increase in retail store labor and related costs (including workers’ compensation and benefits) of $6.8 million associated with the full quarter effect of 19 stores opened in fiscal 2007, the impact of minimum wage increase and the opening of two new stores in fiscal 2008.  The remaining increases in retail operating expenses include rent, supplies, utilities and other store operating expenses. Corporate operating expenses decreased $0.4 million for the three months ended June 30, 2007 compared to the three months ended June 30, 2006 primarily due to lower consulting and professional fees.  The increase in total operating expenses was also due to an increase in distribution and transportation costs of $3.8 million for the three months ended June 30, 2007 compared to the three months ended June 30, 2006, due to $1.7 million in increased distribution labor costs to operate the warehouses including contract hourly labor to service the increased sales volume, the impact of minimum wage increase and handling increased inventory levels, and $1.3 million in increased delivery costs primarily due to additional store locations, increased perishable product sales and higher fuel costs. The prior year quarter operating expenses were offset by $0.7 million gain in consideration for a forced store closure due to a local government eminent domain action.

Depreciation and Amortization: Depreciation and amortization increased $0.2 million, or 2.1%, to $8.2 million for the three months ended June 30, 2007 compared to $8.0 million for the three months ended June 30, 2006 as a result of two new stores opened during the quarter ended June 30, 2007, the full quarter effect of 19 new stores opened in fiscal 2007, and additions to existing stores, distribution centers and information technology systems. Depreciation as a percentage of sales decreased to 2.8% from 3.1% primarily due to same-store-sales increases.

Operating Income: Operating income was $0.6 million for the three months ended June 30, 2007 compared to operating income of $0.1 million for the three months ended June 30, 2006 due to the revenue increases and operating expense activity discussed above.  Operating income as a percentage of net sales increased to 0.2% for the three months ended June 30, 2007 from 0.1% for the three months ended June 30, 2006.

Other Income (Expense): Other income decreased $0.1 million to $1.9 million for the three months ended June 30, 2007 compared to $2.0 million for the three months ended June 30, 2006.  The decrease was primarily due to lower interest income which decreased to $2.0 million for the three months ended June 30, 2007 from $2.1 million for the three months ended June 30, 2006, due to lower investment balances.

Provision for Income Taxes: The provision for income taxes was a benefit of $0.5 million for the three months ended June 30, 2007 compared to an expense of $0.3 million for the three months ended June 30, 2006, due to a higher overall effective tax rate in fiscal 2008 offset by a discrete tax benefit of approximately $1.4 million recorded for the three months ended June 30, 2007 related to a change in the Texas net operating loss carryforward rules, compared to a discrete tax benefit recorded for the three months ended June 30, 2006 related to prior year tax credits of approximately $0.3 million.  The effective rate of the provision for income taxes was approximately 34.6% and 28.3% for the three months ended June 30, 2007 and 2006, respectively.

Net Income: As a result of the items discussed above, net income increased $1.1 million to $3.0 million for the three months ended June 30, 2007 compared to $1.9 million for the three months ended June 30, 2006.  Net income as a percentage of net sales was 1.0% and 0.7% for the three months ended June 30, 2007 and 2006, respectively.

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99¢ Only Stores®, the nation's oldest existing one-price retailer, operates 253 extreme value retail stores in California, Texas, Arizona and Nevada, and also operates a wholesale division, Bargain Wholesale. The Company’s next two 99¢ Only Stores are scheduled to open in the 4th week of August 2007 in California and Texas. 99¢ Only Stores® emphasizes quality name-brand consumables, priced at an excellent value, in convenient, attractively merchandised stores, where nothing is over 99¢.

We have included statements in this release that constitute "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act and Section 27A of the Securities Act. The words "expect," "estimate," "anticipate," "predict," "believe," “intend” and similar expressions and variations thereof are intended to identify forward-looking statements. Such statements appear in this release and include statements regarding the intent, belief or current expectations of the Company, its directors or officers with respect to, among other things, trends affecting the financial condition or results of operations of the Company, the business and growth strategies of the Company, and the results of the Company’s operational improvements. The shareholders of the Company and other readers are cautioned not to put undue reliance on such forward-looking statements. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those projected in this release for the reasons, among others, discussed in the reports and other documents the Company files from time to time with the Securities and Exchange Commission, including the risk factors contained in the Section – “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

Note to Editors: 99¢ Only Stores® news releases and information available on the World Wide Web at http://www.99only.com. Contact Rob Kautz, EVP & CFO, 323-881-1293.